Exhibit (a)(1)(I)

For further information:

David A. Crittenden

DCrittenden@goutsi.com

(586) 467-1427

Universal Truckload Services, Inc. Announces Final Results of Self Tender Offer

Warren, Michigan, July 14, 2015 - Universal Truckload Services, Inc. (NASDAQ: UACL) today announced the final results of its modified “Dutch auction” tender offer to repurchase up to 1,000,000 shares of its outstanding common stock, which expired on Wednesday, July 8, 2015.

In accordance with the terms and conditions of the tender offer, Universal has accepted for purchase a total of 1,599,605 shares of its common stock, representing approximately 5.3% of its issued and outstanding shares, at a purchase price of $21.50 per share. Payment for the shares accepted for purchase under the tender offer will be made promptly, at a total cost to the Company of approximately $34,391,500, excluding fees and expenses related to the offer.

Based on the final count by Computershare Trust Company, N.A. (“Computershare”), the depositary for the tender offer, an aggregate of 1,722,267 shares were properly tendered and not properly withdrawn at or below the expected final purchase price of $21.50 per share. Because more than 1,000,000 shares of common stock were properly tendered and not properly withdrawn, the tender offer was oversubscribed. Computershare has informed the Company that the final proration factor for the tender offer is approximately 92.9%. The Company will promptly pay for the shares accepted for purchase, and any shares tendered and not purchased will be returned to tendering shareholders.

The Company expects to have approximately 28,380,679 shares of its common stock outstanding immediately following consummation of the tender offer. The total amount of shares purchased in the tender offer reflects the Company’s right to increase the tender offer by up to two percent of its outstanding shares and includes 1,486,060 shares tendered by Mr. Manuel J. Moroun, a member of Universal’s Board of Directors, and a trust controlled by him. Mr. Moroun is the father of Mr. Matthew T. Moroun, the Chairman of the Board of Directors.

Universal may purchase additional shares in the future in the open market subject to market conditions and private transactions, tender offers or otherwise.  Under applicable securities laws, however, we may not repurchase any shares until July 23, 2015.  Whether we make additional repurchases in the future will depend on many factors, including the number of shares purchased in this tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and other factors the Company considers relevant.

The Company has retained Georgeson Inc. as the information agent, and all questions regarding the tender offer should be directed to Georgeson at (866) 431-2110 (toll free).

About Universal

Universal Truckload Services, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia. We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes. We offer our customers a broad array of services across their entire supply chain, including transportation, intermodal, and value-added services.

Forward-Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.